Exhibit 10.2

Clever Leaves International, Inc.

December 11, 2020

Mr. Amit Pandey

Re:	Promotion

Clever Leaves International Inc. (the “Company”), on behalf of itself and its subsidiaries, is pleased to promote you to Senior Vice President - Interim Chief Financial Officer, effective upon the Closing (as defined below), of the Company, its subsidiaries and Clever Leaves Holdings Inc. (“Clever Leaves Holdings”), the parent company of the Company following the closing of the transactions contemplated by that certain Amended and Restated Business Combination Agreement, dated as of November 9, 2020 (the “Business Combination Agreement”), among the Company, Schultze Special Purpose Acquisition Corp., Novel Merger Sub Inc., and Clever Leaves Holdings, as amended from time to time (the “Closing”).

In connection with your promotion, you will receive a special bonus of $35,000 for 2021, prorated based on the time period that you remain as Interim Chief Financial Officer during such year. Such special bonus will be paid no later than March 15, 2022 and is contingent on your continued employment in good standing through the payment date.

You shall also receive a special bonus of $25,000, paid not later than the end of the 2020 fiscal year, subject to all applicable tax withholdings.

In addition, you will be granted three restricted share unit grants with respect to common shares of Clever Leaves Holdings following the Closing.

The first grant, a transaction bonus grant, will be made under the 2020 Incentive Award Plan of Clever Leaves Holdings (the “2020 Plan”) and an award agreement thereunder, and will be for a number of restricted share units equal to 12,335 multiplied by the exchange ratio determined pursuant to the Business Combination Agreement (the “Exchange Ratio”). Such restricted share units will cliff-vest on the first anniversary of the Closing, subject to your continued employment in good standing with Clever Leaves Holdings or any of its subsidiaries through such first anniversary.

The second grant and third grants will be made under the 2020 Earnout Award Plan of Clever Leaves Holdings (the “Earnout Plan”) and an award agreement thereunder, and will each be subject to both performance- and time- vesting, both of which must be satisfied in order for you to vest in any portion of the restricted share units. Upon employment termination, you will forfeit any restricted share units that are not yet performance- or time-vested.

The second grant (the “First Level Earnout Grant”) is for 13,875 restricted share units. The First Level Earnout Grant will performance-vest only if the closing price per Clever Leaves Holdings common share equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing, subject to your continued employment in good standing through the date such price target is met. If, as of the second anniversary of the Closing, such price targets are not hit, you will forfeit the First-Level Earnout Grant. The First-Level Earnout Grant will time-vest 25% on each anniversary of Closing, with complete time-vesting on the fourth anniversary of Closing, subject to your continued employment in good standing through the applicable anniversary.

The third grant (the “Second Level Earnout Grant”) is for 13,875 restricted share units. The Second Level Earnout Grant will performance-vest only if the closing price per Clever Leaves Holdings common share equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing, subject to your continued employment in good standing through the date such price target is met. If, as of the fourth anniversary of the Closing, such price targets are not hit, you will forfeit the Second-Level Earnout Grant. The Second-Level Earnout Grant will time-vest 25% on each anniversary of Closing, with complete time-vesting on the fourth anniversary of Closing, subject to your continued employment in good standing through the applicable anniversary.

The restricted share units will be settled in common shares of Clever Leaves Holdings within 30 days following vesting.

Each grant of restricted share unit grants is conditioned upon (i) the occurrence of the Closing, (ii) approval of the equity grant described herein by the Compensation Committee of the Board of Directors of Clever Leaves Holdings, and (iii) the filing of a registration statement on Form S-8 by Clever Leaves Holdings with respect to the 2020 Plan.

In addition, you will be eligible to enter into an indemnity agreement with Clever Leaves Holdings, providing indemnification to you from claims and losses arising out of the good faith performance of your services to Clever Leaves Holdings during your time of employment. Such agreement shall be in the form approved by the Board of Directors of Clever Leaves Holdings and have the same terms and conditions as other similarly situated officers and directors.

Except as otherwise set forth herein, the terms and conditions of your Employment Agreement, dated May 13, 2019, will continue to apply. This agreement supersedes any prior agreement regarding the subject matter hereof, including any transaction bonus.

IN WITNESS WHEREOF, the Parties have executed and delivered this agreement as of the date first above written.

/s/ Amit Pandey
Amit Pandey

Clever Leaves International, Inc.

By:	/s/ Kyle Detwiler
Name:	Kyle Detwiler
Title:	Chief Executive Officer